UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2008
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-16203	84-1060803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
Suite 4300
370 Seventeenth Street
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     See disclosure contained in Item 2.03 below, which is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
     On November 3, 2008, Delta Petroleum Corporation entered into a Second Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. and certain other financial institutions, which, among other changes, increased the amount of Delta’s revolving credit facility to $590,000,000 and its initial borrowing base to $295,000,000. The amended credit agreement provides for a conforming borrowing base that will take effect on the earlier of November 3, 2009 or, if they are consummated, the dates upon which certain defined asset sales occur.
     The amended credit agreement also increased the interest rate margins on Delta’s borrowings under the credit agreement, amended Delta’s leverage ratio and added a mandatory prepayment provision for the sale or other disposition of certain assets. In addition, the amended credit agreement changed the maturity date of the credit facility to November 3, 2011. Borrowings under the amended credit agreement are available to Delta to finance the acquisition, exploration and development of oil and gas interests and related assets and activities, refinance certain existing debt and provide for working capital and general corporate purposes.
     The description of the agreement set forth above is qualified in its entirety by the Second Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
No.	Description
10.1	Second Amended and Restated Credit Agreement, dated November 3, 2008, by and among Delta Petroleum Corporation, JPMorgan Chase Bank, N.A. and certain other financial institutions named therein.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
      Date: November 5, 2008

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman, Executive Vice
President and Secretary

Exhibit Index

Exhibit
No.	Description
10.1	Second Amended and Restated Credit Agreement, dated November 3, 2008, by and among Delta Petroleum Corporation, JPMorgan Chase Bank, N.A. and certain other financial institutions named therein.